                                                                     EXHIBIT 4.2







                             MEDICAL ALLIANCE, INC.
                          5005 LBJ FREEWAY, SUITE 1370
                              DALLAS, TEXAS 75244
              ___________________________________________________


            SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT


                                 July 10, 1992

              ___________________________________________________

                               TABLE OF CONTENTS



                                                            SECTION 1

                                                    DESCRIPTION OF TRANSACTION
                                                    --------------------------
                                                                                                                     Page No.
                                                                                                                     --------
         1.1     Description of Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.2     Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

                                                        SECTION 2
                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                                      ---------------------------------------------
         2.1     Organization and Standing; Certificate of Incorporation and Bylaws . . . . . . . . . . . . . . . . . . 2
         2.2     Corporate Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.3     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.4     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         2.5     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.6     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.7     Material Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.8     Title to Properties and Assets; Liens, Etc . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.9     Compliance with Other Instruments, None Burdensome, etc  . . . . . . . . . . . . . . . . . . . . . . . 4
         2.10    Litigation, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.11    Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.12    Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.13    Governmental Consent, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.14    Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.15    Material Contracts and Commitments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.16    Tax Returns and Payments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.17    Collective Bargaining Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.18    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.19    Proprietary Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.20    Use of Funds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.21    Compliance with ERISA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         2.22    Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.23    Brokers or Finders; Other Offers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.24    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.25    Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.26    Vendors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
         2.27    Company Net Worth and Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7





                                      (i)

                                                            SECTION 3

                                         REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
                                         -----------------------------------------------
         3.1     Organization and Good Standing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.2     Experience . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.3     Investment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.4     Rule 144, etc  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.5     No Public Market . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.6     Access to Data . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.7     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.8     Brokers or Finders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.9     Residency/Principal Place of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.10    Purpose  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.11    No Breach  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         3.12    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

                                                            SECTION 4
                                                            ---------

                                                CONDITIONS TO CLOSING OF INVESTORS
                                                ----------------------------------
         4.1     Representations and Warranties Correct . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         4.2     Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.3     Opinion of Company's Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.4     Secretary's Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.5     Compliance Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.6     Shareholders' Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.7     Blue Sky . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.8     Articles of Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.9     Conversion of Subordinated Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.10    Restructuring of Satana Corporation Debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.11    Legal Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.12    SBA Declarations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11

                                                            SECTION 5

                                                 CONDITIONS TO CLOSING OF COMPANY

         5.1     Representations and Warranties Correct . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.2     Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.3     Compliance Certificate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         5.4     Legal Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11





                                      (ii)

                                                            SECTION 6

                                                     COVENANTS OF THE COMPANY
                                                     ------------------------
         6.1     Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         6.2     Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         6.3     Compensation Committee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         6.4     Key-Man Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         6.5     Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         6.6     Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         6.7     SBA Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
         6.8     Restructuring of Debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         6.9     Directors' and Officers' Liability Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         6.10    Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

                                                            SECTION 7

                                                    COVENANTS OF THE INVESTORS
                                                    --------------------------
         7.1     Confidential Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

                                                            SECTION 8

                                                       REGISTRATION RIGHTS
                                                       -------------------
         8.1     Optional Registrations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         8.2     Required Registrations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         8.3     Form S-3 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         8.4     Registrable Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         8.5     Procedure for Registration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         8.6     Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         8.7     Rule 144 Requirements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         8.8     Obligations in a Registration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         8.9     Limitations on Subsequent Registration Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

                                                            SECTION 9

                                                          COMPANY'S CALL
                                                          --------------
         9.1     Right to Call  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         9.2     Procedure for Call . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         9.3     Right to Retain Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20





                                     (iii)

                                                            SECTION 10

                                                             DEFAULT
                                                             -------
         10.1    Events of Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         10.2    Remedies on Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         10.3    Board Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

                                                            SECTION 11

                                                          MISCELLANEOUS
                                                          -------------
         11.1    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         11.2    Survival . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         11.3    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         11.4    Entire Agreement; Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         11.5    Notices and Demands  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         11.6    Delays or Omissions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         11.7    Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         11.8    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         11.9    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         11.10   Titles and Subtitles . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23





                                      (iv)

                             MEDICAL ALLIANCE, INC.

                         SERIES A CONVERTIBLE PREFERRED
                            STOCK PURCHASE AGREEMENT

         MEDICAL ALLIANCE, INC., a Texas corporation (the "Company"), and the persons named on the Schedule of Purchasers, attached hereto as Exhibit A (collectively, the "Investors" and each individually, an "Investor"), enter into this Agreement dated as of July 10, 1992, relating to the issuance by the Company of certain of its securities.


                                   SECTION 1

                           DESCRIPTION OF TRANSACTION
                           --------------------------

         1.1 Description of Securities. The Company agrees to issue to the Investors and the Investors agree to purchase from the Company (a) 375,000 shares of its authorized but unissued Series A Convertible Preferred Stock, par value $.002 per share (the "Preferred Stock"), for a total purchase price of $750,000 and (b) warrants to purchase up to 60,000 shares of Preferred Stock, a form of which is attached as Exhibit B, for a total purchase price of $60.00 (the "Warrants"). The shares of Preferred Stock issued to the Investors pursuant to this Agreement (including the shares issued upon exercise of the Warrants (the "Warrant Shares")) are referred to herein as the "Preferred Shares." The number of Preferred Shares issued (or issuable upon exercise of a Warrant) to an Investor is that number of shares listed with such Investor's name on Exhibit A. The Preferred Stock will be convertible into shares of its Common Stock, $.002 par value (the "Common Stock"), as provided in the Company's Articles of Incorporation, as amended by the Articles of Amendment, attached hereto as Exhibit C. Any securities of the Company issued or issuable upon conversion of the Preferred Shares (and any Common Stock issued as stock dividends on the Preferred Shares) are referred to as "Conversion Shares."

         1.2 Closing. The closing of the purchase and sale of the Preferred Shares and, Warrants will take place at the offices of Jackson & Walker, L.L.P., 901 Main Street, Suite 6100, Dallas, Texas, at 10:00 A.M., on the date of this Agreement (the "Closing"), or such other time and place as agreed to by the parties (the "Closing Date"). At the Closing, the Company will deliver to each Investor (a) a certificate or certificates, each registered in such Investor's name representing the Preferred Shares and (b) a warrant or warrants, each registered in such Investor's name representing the warrants to purchase Preferred Shares, being acquired by each Investor upon payment of the purchase price by the Investors to the Company by check(s) in the aggregate amount of $750,060.

                                   SECTION 2

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

         The Company represents and warrants to the Investors that the following are true and correct as of the date hereof:

         2.1 Organization and Standing: Certificate of Incorporation and Bylaws. The Company is a corporation duly organized and existing under the laws of the State of Texas and is in good standing under such laws. The Company has requisite corporate power and authority to own and operate its properties and assets, and to carry on its business as presently conducted and as proposed to be conducted. Except as set forth in Schedule 2.1, the Company is qualified to do business as a foreign corporation in each jurisdiction where the ownership of its properties or the conduct of its business requires such qualification and where the failure so to be qualified would have a material adverse effect on such corporation's business as now conducted. Schedule 2.1 sets forth a complete and accurate listing of the states where the Company currently owns properties and/or conducts business and the Company is in the process of qualifying to do business as a foreign corporation. The Company has furnished the Investors with copies of its Articles of Incorporation and Bylaws, as amended. Said copies are true, correct and complete and contain all amendments through the Closing Date.

         2.2 Corporate Power. The Company has all requisite legal and corporate power and authority to execute and deliver this Agreement, and has all requisite legal and corporate power and authority to sell and issue the Preferred Shares and Warrants hereunder, to issue the Preferred Stock upon exercise of the Warrants, to issue the Common Stock issuable upon conversion of the Preferred Shares, and to carry out and perform its obligations under the terms of this Agreement.

         2.3 Subsidiaries. The Company has no subsidiaries and does not otherwise own or control, directly or indirectly, any equity interest in any corporation, association or business entity.

         2.4 Capitalization. As of the Closing (after giving effect to the issuance of the Preferred Shares) the authorized capital stock of the Company will consist of 10,000,000 shares of Common Stock of which 1,136,340 shares will be issued and outstanding and 2,000,000 shares of Preferred Stock, of which 375,000 shares will be issued and outstanding. None of the shares of Preferred Stock were issued and outstanding prior to the Closing. The outstanding shares of capital stock of the Company have been duly authorized and validly issued, and are fully paid and nonassessable. The Company has reserved (a) up to 435,000 shares of Common Stock for issuance upon conversion of the Preferred Shares (including the 60,000 shares of Preferred Stock that may be issued to the Investors upon exercise of Warrants) and (b) up to an aggregate of 648,350 shares of its Common Stock for issuance to (i) employees, consultants, or directors under stock plans or arrangements approved by the Board of Directors and (ii) Satana Corporation pursuant to that certain Warrant to Purchase Common Stock in Laser Support

Services, Inc. and Stock Repurchase Agreement dated January 17, 1991, as amended on the date hereof (the "Satana Warrant"). Except as set forth above or on Schedule 2.4, there are no options, warrants or other rights outstanding to purchase any of the Company's authorized and unissued capital stock.

         2.5 Authorization. All corporate action on the part of the Company, its directors and stockholders necessary for (a) the authorization, execution, delivery and performance of this Agreement by the Company, (b) the authorization, sale, issuance and delivery of the Preferred Shares and Warrants (including the Preferred Stock upon exercise of the Warrants and the Common Stock issuable upon conversion of the Preferred Shares) and (c) the performance of all of the Company's obligations hereunder has been taken or will be taken prior to the Closing. This Agreement, when executed and delivered by the Company, shall constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except as the indemnification provisions of Section 8.6 hereof may be limited by principles of public policy, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies. The Preferred Shares, when issued in compliance with the provisions of this Agreement, will be validly issued, will be fully paid and nonassessable, and will have the rights, preferences, and privileges described in Exhibit C (unless amended after the date hereof). Common Stock issuable upon conversion of the Preferred Shares have been duly and validly reserved and, when issued in compliance with the provisions of this Agreement and Exhibit C, will be validly issued, and will be fully paid and nonassessable; and the Preferred Shares and such shares of Common Stock will be free of any liens or encumbrances, other than as set forth in this Agreement, and any liens or encumbrances created by or imposed upon the holders through no action of the Company; provided, however, that the Preferred Shares and the Conversion Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein and that certain Amended and Restated Stock Buy and Sell Agreement, of even date herewith, as may be amended from time to time (the "Shareholders' Agreement"), in substantially the form of Exhibit D. The shares of Common Stock issuable upon conversion of the Preferred Shares are not subject to any preemptive rights or rights of first refusal, except as set forth in this Agreement and the Shareholders' Agreement.

         2.6 Financial Statements. The Company has delivered to each Investor its unaudited balance sheet and unaudited statement of operations for the fiscal year ended December 31, 1991, and unaudited balance sheet and statement of operations for the five-month period ended May 31, 1992 (the "Financial Statements"). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the period indicated ("GAAP"). The Financial Statements fairly present the financial condition and results of operations of the Company at such date or for such period, subject, in the case of the unaudited interim financial statements, to changes resulting from normal year-end adjustments (none of which would either, alone or in the aggregate, be materially adverse to the financial condition or operating results of the Company). Except as shown on
Schedule 2.6, since May 31, 1992, there, has been no change in the assets, liabilities, financial condition or operating results of the Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse to the assets, properties, financial condition, operating results or business of the Company.

         2.7 Material Liabilities. Except as set forth in Schedule 2.7, the Company has no material liabilities or obligations, absolute or contingent (individually or in the aggregates, other than (a) liabilities and obligations disclosed in the Financial Statements, (b) liabilities and obligations incurred in the ordinary course of business subsequent to May 31, 1992, and (c) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Financial Statements. Schedule 2.7 sets forth a complete and accurate listing of the Company's indebtedness for borrowed money as of the Closing Date, which either the Company has directly or indirectly created, incurred, assumed or guaranteed, and a description of any security for such indebtedness.

         2.8 Title to Properties and Assets; Liens, Etc. The Company has good and marketable title to its properties and assets which it owns, and has a valid leasehold interest in each property and asset it leases, in each case subject to no mortgage, pledge, lien, lease, encumbrance or charge, other than
(a) as listed in Schedule 2.8, (b) as disclosed in the Financial Statements (including the notes thereof), (c) the lien of current taxes not yet due and payable, and (d) possible minor liens and encumbrances which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of the Company. Schedule 2.8 contains a complete listing of properties and assets used in the business and operations of the Company as of May 31, 1992, which are not owned by the Company, identifying the owner of such properties and assets and specifying the material monetary obligations of the Company relating to its use of such properties and assets.

         2.9 Compliance with Other Instruments, None Burdensome, etc. The Company is not in violation of any term of its Articles of Incorporation or Bylaws, as each may have been amended from time to time, or in any material respect of any term or provision of any material mortgage, indebtedness, indenture, contract, agreement, instrument, judgment or decree, and to the best of its knowledge is not in violation of any order, statute, rule or regulation applicable to the Company where such violation would materially and adversely affect the Company. The execution, delivery and performance of and compliance with this Agreement, and the issuance of the Preferred Shares and the Common Stock issuable upon conversion of the Preferred Shares, have not resulted and will not result in any material violation of, or conflict with, or constitute a material default under, the Company's Articles of Incorporation or Bylaws, as each may have been amended from time to time, or any of its material agreements, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company.

         2.10 Litigation, etc. There are no actions, suits, proceedings or investigations pending against the Company (or, to the best of the Company's knowledge, any threat thereof) or its properties before any court or governmental agency (nor, to the best of the Company's knowledge, is there any reasonable threat thereof).

         2.11 Employees. To the best of the Company's knowledge, no employee of the Company is in violation of any term of any employment contract, patent disclosure or confidentiality agreement or any other contract or agreement relating to the relationship of such employee with the Company or any other party. Except as disclosed on Schedule 2.11, the Company has no employment agreements with any employees, officers or directors of the Company, other than the agreements relating to noncompetition, inventions, copyrights, patents and confidential information, substantially in the form provided to the Investors. Schedule 2.11 lists the Company's (i) management, including officers (the "Management"), and (ii) employees who are entrusted with access to proprietary information of the Company (Management and employees entrusted with access to proprietary information are collectively referred to as the "Key Employees").

         2.12    Registration Rights.      Except as set forth in this
Agreement and Schedule 2.12, the Company is not under any contractual obligation to register (in compliance with the filing requirements and being deemed effective under the Securities Act of 1933, as amended (the "Securities Act")) any of its presently outstanding securities or any of its securities which may hereafter be issued.

         2.13 Governmental Consent, etc. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with (a) the valid execution and delivery of this Agreement, (b) the offer, sale or issuance of the Preferred Shares and Warrants (and the Preferred Stock upon exercise of the Warrants and the Common Stock issuable upon conversion of the Preferred Shares), or (c) the consummation of any other transaction contemplated hereby, except (i) for those which have been obtained on or before the Closing Date or
(ii) Qualification (or taking such action as may be necessary to secure an exemption from qualification, if available) of the offer and sale of the Preferred Shares and Warrants (and the Common Stock issuable upon conversion of the Preferred Shares) under applicable Blue Sky laws, which filings and qualifications, if required, will be accomplished in a timely manner.

         2.14 Real Property. The Company enjoys peaceful and undisturbed possession under all real property leases under which the Company is operating, and all such leases are valid and subsisting and none of them is in default. A listing of said leases, their terms and total lease payments is attached hereto as Schedule 2.14. The Company does not own any real property.

         2.15 Material Contracts and Commitments. Each material contract, agreement and instrument which is material to the financial condition, operating results or business of the Company and which the Company is a party is listed in Schedule 2.15 attached hereto. To the Company's knowledge, all such contracts, agreements and instruments are valid and enforceable obligations of the parties thereto in accordance with their respective terms, and the Company has not waived any rights thereunder.

         2.16 Tax Returns and Payments. The Company has fully filed or timely extended all federal, state and local tax returns required to be filed and is not currently delinquent or subject to penalties, as to any federal, state and other taxes, assessments and governmental charges upon the Company and its properties, the failure of which to file or pay would have a material adverse effect on the financial condition or operations of the Company. The charges, accruals and reserves on the books of the Company with respect to federal taxes for the fiscal periods of the Financial Statements are adequate. There are currently no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by, or the payment of any tax, governmental charge or deficiency by, or the assessment of any tax, governmental charge or deficiency against, the Company. There are not any actions, suits, proceedings, investigations or claims now pending, or to the Company's knowledge, threatened, against the Company in respect of taxes, governmental charges or assessments, or any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments, or any claims for additional taxes, governmental charges or assessments asserted by any such authority.

         2.17 Collective Bargaining Agreements. The Company has no collective bargaining agreement with its employees.

         2.18 Insurance. Except as set forth on Schedule 2.18, the Company insures, to a reasonable amount, with reputable insurance companies, so much of its properties as corporations of similar size engaged in similar businesses customarily would ensure properties of a similar character against loss by fire and other causes, and maintains liability insurance of such character and in such amounts as corporations of similar size engaged in similar businesses customarily carry.

         2.19 Proprietary Rights. The Company has ownership of, or valid licenses to use, all patents, trademarks, copyrights and other proprietary rights used in its business. To the best knowledge of the Company, its present products do not infringe any patent, copyright, trademark or other proprietary rights of others, the Company does not believe it is utilizing the inventions, copyrights, or other proprietary rights of any employee (or person currently intended to be hired) created prior to his employment with the Company which the Company does not have rights to use, and the Company has not received any notice from any third party of any such alleged infringement by the Company.
To the Company's knowledge, the Company has taken reasonable steps to establish and preserve its ownership of all patent, trademark, copyright, trade secret and other proprietary rights with respect to its products and technology which are material to the operation of the Company's business and which they own and use, although the Company has filed no registrations for patents, trademarks, or copyrights. The Company is not aware of any infringement by others of its patents,- trademarks, copyrights or other proprietary rights in any of its products or technology.

         2.20 Use of Funds. The Company will use the funds obtained from the Investors pursuant to the sale and issuance of the Preferred Stock being issued on the date hereof as shown on Schedule 2.20.

         2.21 Compliance with ERISA. The Company does not maintain a pension or profit sharing plan, and is not subject to any of the funding or vesting requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any requirement which could create an accumulated funding deficiency within the meaning of ERISA. The Company has not incurred any liability to the Pension Benefit Guaranty Corporation established under ERISA (or any successor thereto under ERISA). The consummation of the transactions set forth in this Agreement will not constitute a "prohibited transaction" within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended, or Section 406 of ERISA.

         2.22 Offering. Subject to the accuracy of each Investor's representations in Section 3 hereof, the offer, sale and issuance of the Preferred Shares and Warrants to be issued in conformity with the terms of this Agreement, and the issuance of the Common Stock to be issued upon conversion of the Preferred Shares, constitute transactions exempt from the registration requirements of Section 5 of the Securities Act.

         2.23 Brokers or Finders; Other Offers. The Company has not incurred, as a result of any action taken by the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

         2.24 Disclosure. To the best of the Company's knowledge, none of the representations and warranties made by the Company in this Agreement, including Schedule 2.24 and the other Schedules and Exhibits hereto, when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained herein and in the Schedules and Exhibits hereto not misleading in light of the circumstances under which they were made. Schedule 2.24 sets forth a complete and accurate listing of additional disclosures of material facts that the Company believes necessary in order to make the statements contained in this Agreement not misleading.

         2.25 Customers. Schedule 2.25 sets forth an accurate and complete listing of the Company's ten (10) largest customers for the five-month period ended May 31, 1992. Except as disclosed on Schedule 2.25, no adverse material changes have occurred in the Company's relationship with such customers.

         2.26 Vendors. Schedule 2.26 sets forth an accurate and complete listing of each vendor that has provided supplies or services to the Company valued in excess of $10,000.00 for the five-month period ended May 31, 1992. Except as disclosed on Schedule 2.26, no adverse material changes have occurred in the Company's relationship with such vendors.

         2.27 Company Net Worth and Net Income. The Company, taken together with its "affiliates" (entities other than licensed small business investment companies, directly or indirectly, controlling, controlled by or under common control with the Company), is independently owned and operated, is not dominant in its field of operation, does not have net worth in excess of $6,000,000 and does not have average net income (after deduction for federal income taxes and computed without benefit of loss carryovers) for the preceding two years in excess of $2,000,000. For purposes of this paragraph, the term "control" means the possession, directly or indirectly, or the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.


                                   SECTION 3

                REPRESENTATIONS AND WARRANTIES OF THE INVESTORS
                -----------------------------------------------

         Each Investor hereby severally represents and warrants to the Company that the following are true and correct as of the date hereof:

         3.1 Organization and Good Standing. Each Investor which is a corporation is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, or which is a limited partnership is duly organized and validly existing under the laws of the jurisdiction in which it was organized. Each Investor has all requisite power and authority to execute and deliver this Agreement and the Shareholders' Agreement and to carry out and perform its obligations hereunder and under the Shareholders' Agreement.

         3.2 Experience. (a) It is an accredited investor as defined under Regulation D under the Securities Act and (b) by reason of its own business and financial experience and that of those persons, if any, retained by it to advise it with respect to its investment, it together with such advisors has such knowledge, sophistication and experience in business and financial matters so that it is capable of evaluating the merits and risks of its investment in the Company and has the capacity to protect its own interests.

         3.3 Investment. It is acquiring the Preferred Shares, the Warrants and the underlying Common Stock for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any "distribution." It understands that the Preferred Shares and Warrants and the underlying Common Stock to be purchased have not been, within the meaning of the Securities Act, registered under the Securities Act or any state securities laws by reason of specific exemptions from the registration provisions of the Securities Act and any applicable state securities laws, the availability of which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of such Investor's representations as expressed herein.

         3.4 Rule 144, etc. It acknowledges that the Preferred Shares, Warrants and the underlying Common Stock must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities act or unless exemptions from such registration are available. It is aware of the provisions of Rule 144 promulgated under the Securities Act which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the shares, the availability of certain current public information about the Company, the resale occurring not less than two years after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" and the number of shares being sold during any three-month period not exceeding specified limitations.

         3.5 No Public Market. It understands that no public market now exists for any of the securities issued by the Company and that the Company has made no assurances that a public market will ever exist for the Company's securities.

         3.6 Access to Data. It has had an opportunity to discuss the Company's business, management and financial affairs with its management and the opportunity to review the Company's facilities and business plan.

         3.7 Authorization. The execution, delivery and performance of this Agreement and the Shareholders' Agreement have been duly authorized by all necessary action on the part of such Investor. This Agreement and the Shareholders' Agreement when executed and delivered by such Investor will constitute a valid and legally binding obligation of such Investor, enforceable in accordance with its terms, except as the indemnification provisions of
Section 8.6 hereof may be limited by principles of public policy, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

         3.8 Brokers or Finders. The Company has not, and will not, incur, directly or indirectly, as a result of any action taken by such Investor, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement.

         3.9 Residency/Principal Place of Business. It was formed under the laws of, and its principal place of business is, the jurisdiction listed on Exhibit A.

 3.10    Purpose.  It was not formed for the purpose of making an investment in the Company.

         3.11 No Breach. The execution, delivery and performance by such Investor of this Agreement and the Shareholders' Agreement, the consummation of the transactions contemplated hereby and thereby and the ownership of the Preferred Shares and Warrants do not (a) conflict with or result in a breach of the terms, conditions or provisions of the articles of incorporation, bylaws or limited partnership agreement of such Investor (as may be applicable), or (b) result in a violation of any investment restriction to which such Investor is subject.

         3.12 Litigation. With respect to such Investor, there is no action, suit, proceeding, order, investigation or claim pending or, to the knowledge of such Investor, threatened against such Investor at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality concerning the validity of this Agreement or the right of such Investor to enter into this Agreement or seeking to enjoin the consummation of the transactions contemplated hereby.

                                   SECTION 4

                       CONDITIONS TO CLOSING OF INVESTORS
                       ----------------------------------

         Each Investor's obligations to purchase the Preferred Stock (to be issued at the Closing) and Warrants at the Closing are, at the option of each Investor, subject to the fulfillment as of the Closing Date of the following conditions:

         4.1 Representations and Warranties Correct. The representations and warranties made by the Company in Section 2 of this Agreement shall be true and correct in all material respects at and as of the Closing.

         4.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects.

         4.3 Opinion of Company's Counsel. The Investor Group shall have received from Jackson & Walker, L.L.P., counsel to the Company, an opinion addressed to them, dated the Closing Date, with respect to the matters set forth in Exhibit E.

         4.4 Secretary's Certificate. The Company shall have delivered to the Investors a certificate of the Secretary of the Company dated as of the Closing Date, in the form of Exhibit F hereto.

         4.5 Compliance Certificate. The Company shall have delivered to the Investors a certificate of the Company in the form of Exhibit G hereto, executed by the President of the Company, dated the Closing Date and certifying, among other things, to the fulfillment of the conditions specified in Sections 4.1 and 4.2 of this Agreement.

         4.6 Shareholders' Agreement. The Investors shall have received the Shareholders' Agreement.

         4.7 Blue Sky. The Company shall have obtained all necessary Blue Sky law permits and qualifications, or have the availability of exemptions therefrom, required by any state for the issuance of the Preferred Shares and Warrants to the Investors, and the offer and sale of the Preferred Shares and Warrants to the Investors, and the Common Stock issuable upon conversion of the Preferred Shares.

         4.8 Articles of Amendment. The Company shall have filed Articles of Amendment with the Secretary of State of Texas in substantially the form of Exhibit C.

         4.9 Conversion of Subordinated Debt. The Company shall have converted all of the shareholder subordinated debt as reflected in the May 31, 1992 balance sheet ("Subordinated

Debt") into shares of Common Stock at a conversion rate of one (1) share of Common Stock for every $20.00 of Subordinated Debt.

         4.10 Restructuring of Satana Corporation Debt. Pursuant to the terms described under the heading "Debt Restructuring" in the letter agreement dated May 29, 1992 from Sunwestern Investment Group to, and accepted by, the Company, the Company shall complete the restructuring of the Company's debt owed to Satana Corporation, evidenced by that certain Promissory Note made to Satana Corporation, dated January 17, 1991, in the original principal amount of $500,000, including the revision of the Satana Warrant terms to conform substantially with the Warrants (the "Satana Restructuring").

         4.11 Legal Matters. All material matters of a legal nature which pertain to this Agreement and the transactions contemplated hereby shall have been reasonably approved by counsel to the Investors.

         4.12 SBA Declarations. The Company shall have provided to the Investors completed and executed Small Business Administration Forms 652 (Assurance of Compliance for Nondiscrimination) and 480 (Size Status Declaration).


                                   SECTION 5

                        CONDITIONS TO CLOSING OF COMPANY

         The Company's obligation to sell and issue the Preferred Stock to be issued at the Closing and Warrants at the Closing is, at the option of the Company, subject to the fulfillment as of the Closing Date of the following conditions:

         5.1 Representations and Warranties Correct. The representations and warranties made by each Investor in Section 3 of this Agreement shall be true and correct in all material respects at and as of the Closing.

         5.2 Covenants. All covenants, agreements and conditions contained in this Agreement to be performed by the Investors on or prior to the Closing Date shall have been performed or complied with in all material respects.

         5.3 Compliance Certificate. The Investor shall have delivered to the Company a certificate of the Investor in the form of Exhibit H hereto, executed by an authorized officer of the Investor, dated the Closing Date and certifying, among other things, to the fulfillment of the conditions specified in Sections 5.1 and 5.2 of this Agreement.

         5.4 Legal Matters. All material matters of a legal nature which pertain to this Agreement and the transactions contemplated hereby shall have been reasonably approved by counsel to the Company.

                                   SECTION 6

                            COVENANTS OF THE COMPANY

         Until the first to occur of (i) the Investors hold less than 100,000 Preferred Shares or (ii) a Qualified Public Offering (as defined in Article Four, Section B.4(b)(i) of the Articles of Incorporation, as amended), the Company hereby covenants and agrees as follows:

         6.1 Financial Information. The Company will mail the following reports to each Investor:

                 (a) As soon as practicable after the end of each month, and in any event within sixty (60) days thereafter, a balance sheet of the Company as at the end of such month, and a statement of operations, and statement of cash flow of the Company, for each month and for the current fiscal year of the Company, to date, prepared in accordance with GAAP (or accompanied by an explanatory note, which describes any changes in accounting principles from those used in prior periods), together with a comparison of such statements to the corresponding budget of the current fiscal year, changes resulting from year-end audit adjustments, and certified by the principal financial or accounting officer of the Company.

                 (b) As soon as practicable after the end of each fiscal year, and in any event within ninety (90) days thereafter, a balance sheet of the Company as of the end of such fiscal year, and a statement of operations and statement of cash flow of the Company for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year (except for the first year), all in reasonable detail and certified by the principal financial or accounting officer of the Company and audited by and accompanied by the report of independent public accountants of national standing i.e., one of the Big Six accounting firms) selected by the Board of Directors.

                 (c) As soon as practicable, and in any event within (i) thirty (30) days of approval of the Board of Directors following the Closing and (ii) thereafter prior to the end of the first calendar month of each fiscal year, a budget/operating forecast for each fiscal year of the Company, which budget/operating forecast will be approved by the Board of Directors.

                 For so long as an Investor is eligible to receive reports under this Section 6.1, the Company will permit each Investor to inspect at the Investor's expense any of the properties or books and records of the Company, to make copies of extracts from such books and records and to discuss the affairs and condition of the Company with representatives of the Company, all to such reasonable extent and at such reasonable times and intervals as such Investor may reasonably request. If the Investor is a person or entity other than the Investor that is the signatory to this Agreement, the right to inspect the properties or books or records of the Company granted under this Section
6.1 may be exercised only with the consent of the Company, which consent will not be unreasonably withheld. Any Investor who exercises the right to inspection must, unless otherwise required by law, at the request of the Company, sign an agreement to hold in confidence any confidential information about the Company received as a result of such inspection under circumstances indicating the confidentiality of such information until the Company has publicly disclosed such information or until disclosure is required by law or by court order. The rights granted to any Investor under this Section 6.1 will continue until the Company has commenced filing periodic reports with the Commission pursuant to the requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended (the " 1934 Act"), and will then be suspended, subject to resumption if the Company should thereafter cease filing such reports.

         6.2 Board of Directors. The Company shall take all appropriate actions, including amending its bylaws, to initially set a Board of Directors consisting of seven (7) members. Unless otherwise agreed to by the Director nominated by the Investor, the Board of Directors will meet at least four (4) times per year at three (3) month intervals. The Company will reimburse each Director nominated by the Investors, and each attendee designated by the Investors, for all direct travel expenses incurred by such Director and/or attendee in connection with attending any board meeting or other board functions.

         6.3 Compensation Committee. At the first meeting of the Board of Directors following the Closing, the Board shall create and select members of a "Compensation Committee." As long as the Investors have the right, pursuant to
Section 10 of the Shareholders' Agreement to elect representatives of the Board of Directors, the Compensation Committee shall be comprised of three members, one of whom will be the Director nominated by the Investors and one of whom will be the Director nominated by Satana. The Compensation Committee shall on a yearly basis determine (i) which employees are part of Management and (ii) the compensation for each member of Management.

         6.4 Key-Man Insurance. The Company shall maintain after the Closing for so long as the Company has an insurable interest in the life of Paul Herchman ("Herchman"), term life insurance on the life of Herchman, in the minimum amount of $500,000.00 with the proceeds payable to the Company.
Without the prior written approval of the Investors, the Company shall not pledge at least $500,000.00 of the Company's interest in such term life insurance or the proceeds thereof.

         6.5 Insurance. From and after the Closing, the Company shall maintain such other insurance with coverages and in the amounts as shall be reasonably necessary and appropriate to protect the assets of the Company.

         6.6 Intellectual Property. The Company will use all reasonable and prudent efforts to keep confidential all know-how, trade secrets, proprietary rights and other confidential intellectual property and information which is material to its business or prospective business, and to provide the Company with sufficient title to, ownership of, or rights to such intellectual property as is or may become necessary for the conduct of its business. The Company will use all reasonable commercial efforts to enter into such agreements with its employees, consultants, licensees, customers and other third parties as may be reasonably required to carry out its obligations under this Section 6.6; including, but not limited to, using all reasonable commercial efforts to enter into noncompetition and nondisclosure agreements (in forms acceptable to Investor) with each Key Employee.

         6.7 SBA Information. The Company, within twenty (20) days after an Investor shall have made a request therefor, shall furnish to such Investor in writing all information reasonably available to the Company which the Investor shall request with respect to the Company or any firm or corporation in which the Company may from time to time have or have had any interest, which is needed in connection with the preparation of SBA Form 468 or any other report the Investor may be required to make to any governmental agency or regulatory authority in connection with its purchase or ownership of the Preferred Shares, the Warrants or Common Stock issued upon conversion of the Preferred Shares.

         6.8 Restructuring of Debt. On or before December 31, 1992, the Company shall restructure, in a manner satisfactory to the Investor, all debt in which the Company has granted liens on its accounts receivable; except, however, the Investor acknowledges that if the Satana Restructuring has been completed as contemplated by Section 4.10 of this Agreement, then the Company's debt to Satana Corporation has been satisfactorily restructured for the purposes of this Section 6.8.

         6.9 Directors' and Officers' Liability Insurance. On or before September 15, 1992 the Company shall purchase a directors' and officers' insurance policy with policy limits and other terms reasonably acceptable to the Investor.

         6.10 Negative Covenants. The Company shall not, without the prior written consent of the holders of a majority of the then outstanding Preferred Shares and Conversion Shares:

                 (a) except as provided in the Articles of Amendment, declare or pay any dividends on the Common Stock;

                 (b) repurchase or redeem any shares of Common Stock except pursuant to the terms of the Satana Warrant and the Warrants;

                 (c) make any loans or advances to employees or consultants of the Company, other than in the ordinary course of business as part of travel advances or advances, and other than loans to employees or consultants of the Company approved by the Board of Directors in amounts not to exceed $5,000 per individual or $50,000 in the aggregate at any time;

                 (d) enter into any guaranty arrangement, or mortgage or pledge, or create a security interest in, or permit any subsidiary to mortgage, pledge or create a security interest in, all or substantially all of the assets of the Company or such subsidiary, other than a guaranty arrangement or a security interest in the assets of the Company or such subsidiary as part of
(i) the refinancing of any Company indebtedness listed in Schedule 2.7 or (ii) financing obtained from a national or state chartered bank or from regular commercial financing sources for accounts receivable, or (iii) any security interest related to a lease or financing of equipment by the Company;

                 (e) merge or consolidate, or enter into any agreement to merge or acquire, any other corporation, partnership or other business entity into the Company, or acquire, or enter into any agreement to acquire, substantially all the stock or assets of another corporation, partnership or other business entity in any transaction or series of transactions which in the aggregate exceed $500,000 on or prior to December 31, 1992, or $1,000,000 from or after January 1, 1994;

                 (f) enter into a line of business that differs from the current business of the Company, which currently consists of developing and marketing a program to make laser technology available to physicians in their offices on a rental basis (the "Business"); or

                 (g) sell or otherwise dispose of all or substantially all of the assets of the Company, or merge or consolidate the Company with or into any other corporation or corporations, except pursuant to a Qualified Sale.
For purposes of this Agreement, a "Qualified Sale" shall mean a transaction in which the proceeds payable to the Investors for each of the Preferred Shares is greater than or equal to the following amounts, plus all accrued and unpaid dividends:

                          DATE                     PER SHARE PROCEEDS
         July 1, 1992 through June 30, 1995                 $7.00
         July 1, 1995 through June 30, 1996                 $9.00
         July 1, 1996 through June 30, 1997                 $11.00


                                   SECTION 7

                           COVENANTS OF THE INVESTORS

         7.1 Confidential Information. Each Investor acknowledges that during the course of evaluating the Company and the Business, it has had access to, and will in the future continue to receive, or otherwise have access to, confidential and proprietary information regarding the Company and the Business. Each Investor hereby agrees not to disclose, and to use its reasonable best efforts to cause its Affiliates not to disclose, to any person, and not to use for its own account, any such information, or any information regarding the Company or the Business which such Investor hereafter comes to possess and which such Investor knows or has reason to believe is confidential, without the prior express written consent of the Company unless and to the extent that such information (a) becomes generally known to and available for use by the public other than as a result of the breach of this Section 7.1, (b) is required to be disclosed by law, court order or similar legal compulsion (in which case the person being so compelled will promptly notify the Company of such disclosure and the extent of such disclosure) or (c) was known by such Investor or its Affiliates prior to its disclosure to such Investor or its Affiliates by the Company. As used herein, an "Affiliate" of any Investor means any person who, either directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Investor. Notwithstanding anything to the contrary contained in this Section 7.1, each Investor shall be entitled to provide summaries of the financial and related information of the type currently provided to such Investor's limited partners and/or shareholders in the ordinary course of reporting to such persons.


                                   SECTION 8

                              REGISTRATION RIGHTS

         8.1 Optional Registrations. If the Company decides to register any of its Common Stock or securities convertible into or exchangeable for Common Stock under the Securities Act (other than a registration solely to implement an employee benefit plan or a transaction to which Rule 145 or any other similar rule of the Securities and Exchange Commission (the "Commission") is applicable), the Company will promptly give written notice to the Investors, and the Company will use all reasonable efforts to effect the registration under the Securities Act of all Registrable Securities (as defined in Section 8.4) which the Investors request be included in such registration by a written notice delivered to the Company within thirty (30) days after the notice given by the Company subject to such Investor's accepting the terms of the underwriters, including the initial public offering price and the discounts and commissions, as agreed upon by the Company and the managing underwriter selected by it.

         If the registration involves an underwritten public offering, the Company will not be required to register Registrable Securities in excess of the amount that the principal underwriter reasonably and in good faith recommends may be included in such offering. If any Registrable Securities are not included for this reason, the Company will permit the Investors who have requested participation to include all shares requested to be included in the registration on a pro rata basis, based upon Common Stock owned or obtainable by such holder.

         If the Company elects to terminate any registration filed under this
Section 8.1, the Company will have no obligation to register the securities sought to be included by the Investors in such registration. For each registration and offering effected pursuant to this Section 8.1, all expenses of the registration and offering (excluding all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by such Investors) and the reasonable fees and expenses of one (1) independent counsel for the Investors will be borne by the Company.

         8.2 Required Registrations. If one or more of the Investors holding at least a fifty percent (50%) of the Conversion Shares notifies the Company in writing that such Investor(s) intend to offer for public sale at least forty-five percent (45%) of the shares of Common Stock issued or issuable upon conversion of the Preferred Shares, the Company will notify all of the

Investors of its receipt of such notification. Upon the written request of any Investor delivered to the Company within fifteen (15) days after delivery from the Company of such notification, the Company will use its best efforts to cause the Registrable Securities as may be requested by any Investors (including the Investor(s) giving the initial notice) to be included in a registration statement under the Securities Act. All expenses of the first registration pursuant to this Section 8.2 and the reasonable fees and expenses of one (1) independent counsel for the Investors will be borne by the Company (excluding all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by such Investor). The Investors will bear their pro rata share (based upon the securities included in the registration) of reasonable fees and expenses associated with any subsequent registration pursuant to this Section 8.2. The Company will not be required to file more than two (2) registration statements pursuant to this Section 8.2, and will not be required to file any registrations under this section until the earlier of (a) June 30, 1994, or (b) six (6) months following the date as the Company files a registration statement under the Securities Act. This Section
8.2 will not apply to requests for registration on Form S-3 (or successor form) which will be governed by Section 8.3.

         8.3 Form S-3. Once the Company is eligible to effect a registration of its securities under Form S-3 (or a successor form), the Investors will have the right to request, and the Company shall use its best efforts to effect, registrations of shares of their Registrable Securities on Form S-3 (but no more than one such registration during any one fiscal year) as long as (a) Investor(s) holding at least twenty-five percent (25 %) of the then outstanding Conversion Shares notify the Company of their desire to register at least ten percent (10%) of the outstanding Conversion Shares and (b) the aggregate proposed offering price (based upon the current market price of the Common Stock) is not less than $500,000.00 for each registration.

         The Company will give notice to all Investors of the request for registration pursuant to this Section 8.3. Upon written request of any Investor delivered to the Company within fifteen (15) days after delivery from the Company of such notification, the Company will use all reasonable efforts to cause the registration of all shares of Registrable Securities on Form S-3 or such successor form to the extent requested by the Investor(s). All expenses incurred in connection with the registrations requested pursuant to this Section 8.3, including the reasonable fees and expenses of one (1) independent counsel for the selling Investor(s), will be borne by the Company (excluding all underwriting discounts, selling commissions and stock transfer taxes applicable to the securities registered by such Investor).

         8.4 Registrable Securities. For the purposes of this Section 8, the term "Registrable Securities" will mean any shares of Common Stock held by the Investors or issuable upon conversion of Preferred Shares, and any other shares or equity securities distributable on, with respect to, or in substitution for such Registrable Securities, except for those that have been sold or transferred pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act.

         8.5 Procedure for Registration. Whenever the Company is required under this Agreement to register Common Stock, it agrees to do the following:

                 (a) Use all reasonable efforts to prepare promptly for filing with the Commission a registration statement and such amendments and supplements to said registration statement and the prospectus as may be necessary to declare or keep the registration statement effective and to comply with the provisions of the Securities Act for the period necessary to, complete the proposed public offering, but not more than 180 days;

                 (b) Furnish to each selling Investor such copies of each preliminary and final prospectus and such other documents as such Investor may reasonably request to facilitate the public offering of his Common Stock;

                 (c) Enter into any underwriting agreement with provisions reasonably required by the proposed underwriter for the selling Investor(s), if any;

                 (d) Use all reasonable efforts to register or qualify the Common Stock covered by the registration statement under the securities or "blue-sky" laws of such jurisdictions as any selling Investor(s) may reasonably request, although the Company will not have to register in any states that require it to qualify to do business or subject itself to general service of process, and for a registration under Section 8. 1, the Company will not be required to register in more states than is necessary to permit the sale of the securities; and

                 (e) The Company is not required to file a registration statement within ninety (90) days following the effective date of any other registration statement initiated by the Company. The Company may postpone the filing of any registration statement required under Sections 8.2 or 8.3 for a reasonable period of time, not to exceed ninety (90) days, if the Company has been advised by legal counsel that such filing would require the disclosure of a material fact, and the Company determines reasonably and in good faith that such disclosure would have a material adverse effect on the Company.

         8.6 Indemnification. Subject to applicable law, the Company will indemnify each Investor holding Registrable Securities included in the registration statement, and each person controlling any of them, against all claims, losses, damages and liabilities, including legal and other expenses reasonably incurred, arising out of any untrue or allegedly untrue statement of a material fact contained in the registration statement, or any omission or alleged omission to, state a material fact required to be stated in the registration statement or necessary to make the statements not misleading, or arising out of any violation by the Company of the Securities Act, any state securities or "blue-sky" laws or any applicable rule or regulation. This indemnification will not apply to any claims, losses, damages or liabilities to the extent they arise out of or are based upon an untrue statement or omission based upon information furnished in writing to the Company by such Investor, or controlling person, respectively, expressly for use in the registration statement. With respect to such untrue statement or omission in the information furnished in writing to the Company by such Investor, such person will indemnify the underwriters, the Company, its directors and officers, the other persons selling securities under the registration statement and each person controlling any of them against any losses, claims, damages, expenses or liabilities to which any of them may become subject as a result of such untrue statement or omission (including those incurred in connection with investigating or defending against such claims).

         8.7 Rule 144 Requirements. If the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, the Company will use all reasonable efforts to file with the Commission such information as the Commission may require and will use all reasonable efforts to make available Rule 144 under the Securities Act (or any successor exemptive rule).

         8.8 Obligations in a Registration. Any Investor included in any registration agrees to furnish such information regarding such person and the securities sought to be registered as the Company may reasonably request in connection with the registration, qualification or compliance. If the registration involves an underwriter, such Investor agrees, upon the request of such underwriter, not to sell any unregistered securities of the Company for a period of ten (10) days prior to or ninety (90) days following the effective date of the registration statement for such offering.

         8.9 Limitations on Subsequent Registration After the date hereof, the Company will not, without the prior written consent of Investors representing at least a majority of the Preferred Shares and Conversion Shares, taken together as a class, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either the date set forth in Section 8.2, or within ninety (90) days of the effective date of any registration effective pursuant to Section 8.2, or
(b) that would allow any such holder or prospective holder to have greater rights than the Investors under Section 8.1 or 8.3.


                                   SECTION 9

                                COMPANY'S CALL

         9.1 Right to Call. If on or prior to December 31, 1997, the Company has not completed a Qualified Public Offering and complied with its obligations under Section 8 of this Agreement or provided the holders of Preferred Shares and/or Conversion Shares (collectively, the "Remaining Shares') the opportunity to sell the Remaining Shares in a bona fide transaction which would result in the per share proceeds as provided in Section
6. 10(g) above, then for any Remaining Shares outstanding on December 31, 1997, the Company shall have the right, but not the obligation, to deliver to each of the holders of the Remaining Shares a notice (the "Call Notice") of the Company's intent to repurchase all of the Remaining Shares, and repurchase all Remaining Shares tendered by the holders pursuant to the terms of Section 9.2 below. The Call Notice must be given on or before January 15, 1998.

         9.2 Procedure for Call. Subject to compliance with the applicable laws of the State of Texas regarding the repurchase of a corporation's capital stock, the Company will purchase all Remaining Shares tendered by the holders within one hundred eighty (180) days following the Call Notice. The purchase price paid by the Company to the holders for each of the Remaining Shares shall be a per share amount equal to the higher of (a) two (2) times gross revenues of the Company on a consolidated basis or (b) fifteen (15) times earnings before interest, taxes, depreciation and amortization, on a consolidated basis, computed in accordance with GAAP, divided by the number of then outstanding shares of voting stock of the Company (including, without limitation, shares of Common Stock and Preferred Stock).
If either the Company or the holder disagrees with the valuation determined by the formula above, then such party may require the purchase price to be the fair market value as determined by an independent appraiser mutually acceptable to the Company and the holder(s) desiring to sell their Remaining Shares. The cost of such appraisal shall be paid by the party requesting such appraisal, except as provided in the following sentence. If the Company and such holder(s) cannot agree on an appraiser, then each of the Company and the holder(s) wishing to sell shall have the right to designate an appraiser at its own expense, and such appraisers shall jointly select a third appraiser, whose cost shall be shared equally by the Company and the holders desiring to sell their remaining Shares. The appraisal of fair market value which is neither the highest nor lowest (or, if two appraisals are the same, then that amount shall be considered the fair market value) shall be binding on the parties for the purposes of this Section 9. The Company and the holders of the Remaining Shares shall not disclose to the appraisers, or allow such appraisers to in any way use or consider, any of the formulas contained in this Section 9.2. The Company shall purchase such shares by payment of cash at the time of the purchase; provided however, that only to the extent lawful surplus is not available, the Company's obligation pursuant to this Section 9 shall not expire, but continue, and the Company shall be obligated to make such cash payment as soon as such legal surplus becomes available. The payment to such holder(s) by the Company pursuant to this Section 9 shall be, and continue to be until made, a legal obligation of the Company.

         9.3 Right to Retain Shares. Notwithstanding the Company's right to give a notice of intent to repurchase the Remaining Shares pursuant to this
Section 9, a holder of Remaining Shares may decline to accept the Company's offer contained in the Call Notice, and may retain its Remaining Shares, such election to be made in writing within fifteen (15) days after the per share purchase price for the Remaining Shares has been conclusively determined.

         9.4 Termination of Call. The Company's right to deliver a Call Notice and to purchase the Remaining Shares shall terminate upon the occurrence of a Qualified Public Offering or a Qualified Sale.


                                   SECTION 10

                                    DEFAULT

         10.1 Events of Default. Each of the following events shall be an Event of Default hereunder:

                 (a) If the Company shall default in the performance of or compliance with any of their respective covenants contained in this Agreement or any covenant regarding the Investors' rights under the Shareholders' Agreement or any obligations of the Company to holders of Preferred Stock under the terms of the Articles of Amendment, and such default shall not have been remedied within thirty (30) days after written notice thereof shall have been given to the Company, as applicable, by one or more of the holders of the Preferred Shares and/or Conversion Shares;

                 (b) If any material representation or warranty made in writing by or on behalf of the Company herein or pursuant hereto or otherwise in connection with the transactions contemplated hereby shall prove to have been false or incorrect in any material respect on the date as of which made and the effect of falsity or incorrectness shall not have been remedied within thirty (30) days after written notice thereof shall have been given to the Company by one (1) or more of the holders of the Preferred Shares and/or Conversion Shares; provided, however, that such notice and cure period shall only be applicable if such falsity or incorrectness is capable of being remedied within such period; and

                 (c) If the Company shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts as they become due, or shall file a voluntary petition in bankruptcy, or shall be adjudicated a bankruptcy or insolvent, or shall file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, or shall file any answer admitting or not contesting the material allegations or a petition filed against the Company in any such proceedings, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver or liquidator of the Company or of all or any substantial part of the properties of the Company, or if the Company or its directors or the majority shareholders shall take any action looking to the dissolution or liquidation of the Company.

         10.2 Remedies on Default. In case any one or more Events of Default or the breach of any other agreement or covenant contained herein shall occur and be continuing, the holder of any Preferred Share and/or Conversion Share may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any other documents executed pursuant to the transactions contemplated herein, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law. The Company acknowledges that any breach or violation of the representations and covenants contained in this Agreement or the Shareholders' Agreement will cause substantial damages and irreparable harm to the Investors, and that the remedy at law for such breach will be inadequate. In the event of any breach of this Agreement or the Shareholders' Agreement, the Investors will be entitled to actual damages and temporary and permanent injunctive relief to prevent the breach or further breach or violation of any provisions of this Agreement or the Shareholders' Agreement, without the necessity of proving actual damages.

         If any holder of any Preferred Share and/or Conversion Share shall give any notice or take any other action in respect of a claimed default, the Company shall forthwith give written notice thereof to all other holders of the Preferred Shares and/or Conversion Shares at the time outstanding describing the notice or action and the nature of the claimed default. No course of dealing and no delay on the part of any holder of any Preferred Shares and/or Conversion Shares in exercising any right shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies now or hereafter available by law, in equity, by statute or otherwise.

         10.3    Board Control.

                 (a)      In addition to the other rights provided under
Section 10.2, if an Event of Default shall occur relating to (i) the declaration and payment of dividends on the Preferred Shares, or (ii) the compliance with the rights of the Investors under Sections 8 or 9 hereof, then the holders of outstanding Preferred Shares and/or Conversion Shares shall be entitled to nominate a majority of the number of the authorized members of the Board of Directors and the Company shall be obligated to see that such nominees are elected pursuant to the procedures contained in Article Four, Section B.3(b)(ii) of the Articles of Incorporation, as amended.

                 (b) If and when the Event of Default ceases to exist, upon ten (10) days' notice by any shareholder, which notice shall provide evidence satisfactory to the Board of Directors in its reasonable discretion that the Event of Default no longer continues to exist, the authorized number of members of the Board of Directors shall automatically be decreased to such number existing prior to the increase described in paragraph (a) above, and each of the members of the Board of Directors of the Company elected pursuant to the nominations of the holders of the Preferred Shares and/or Conversion Shares pursuant to paragraph (a) above shall be deemed to have resigned immediately following the Board of Directors' reasonable and good faith determination that the Event of Default no longer continues to exist.


                                   SECTION 11

                                 MISCELLANEOUS

         11.1 Governing Law. This Agreement shall be governed in all respects by the laws of the State of Texas.

         11.2 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by an Investor and the closing of the transactions contemplated hereby; notwithstanding, however, that the representations and warranties contained in Section 2 shall survive only for a period of two (2) years after the Closing Date.

         11.3 Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         11.4 Entire Agreement: Amendment. This Agreement and the other documents delivered pursuant hereto (including those contained in the Exhibits) at the Closing constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein or therein. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought; provided, however, that any provisions hereof may be amended, waived, discharged or terminated upon the written consent of the Company and the holders of at least a majority in interest of the then outstanding Preferred Shares and/or Conversion Shares, taken as a whole.

         11.5 Notices and Demands. Any notice or demand which is required will be deemed to have been sufficiently received (except as otherwise provided) three (3) days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or one (1) day after sent by overnight delivery providing receipt of delivery, to the following addresses: if to the Company at the address as shown on the signature page of this Agreement, or at any other address designated by the Company to each of the Investors in writing; if to an Investor, at its mg address as shown on Exhibit A, or at any other address designated by such Investor to the Company in writing.

         11.6 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any holder of a Preferred Share or a Conversion Share, upon any breach or default of the Company under this Agreement, shall impair any such right, power or remedy of such holder, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of a Preferred Share or a Conversion Share of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, or the other agreements executed in furtherance of the transactions contemplated hereunder, by law or otherwise afforded to any party, shall be cumulative and not alternative.

         11.7 Expenses. The Company and each Investor agrees to pay its own respective expenses and legal fees incurred with respect to this Agreement and the transactions contemplated hereby; provided, however, that the Company agrees to pay up to a maximum of $15,000, the legal fees and expenses of legal counsel to the Investors.

         11.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the Investors, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

         11.9 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect, and the invalid or unenforceable provision shall be modified to the extent necessary to make it valid and enforceable; provided that no such modification shall be effective if it materially changes the economic benefit of this Agreement to any party.

         11.10 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

         The foregoing agreement is hereby executed as of the date first above written.

                                     COMPANY

                                     MEDICAL ALLIANCE, INC.


                                     By:     /s/ Paul Herchman
                                             ----------------------------------
                                             Paul Herchman
                                             President

                                     Address:    5005 LBJ Freeway
                                                 Suite 1370
                                                 Dallas, Texas 75244


                                     INVESTORS

                                     MAPLELEAF CAPITAL, LTD.


                                     By:     /s/ James Silcock
                                             ----------------------------------
                                     Its:
                                             ----------------------------------

                              DISCLOSURE SCHEDULES


These Disclosure Schedules are delivered in connection with the Series A Convertible Preferred Stock Purchase Agreement dated July 10, 1992, among Medical Alliance, Inc. and certain investors listed therein (the "Investors") (the "Agreement"). Sections listed below correspond to Sections in the Agreement. Items disclosed for any Section may be applicable to other Sections set forth herein and are deemed to be disclosed for all purposes of the Agreement.

                                  SCHEDULE 2.1
                         STATES IN WHICH THE PROCESS OF
                     APPLYING FOR AUTHORITY TO DO BUSINESS
                          AS A FOREIGN CORPORATION HAS
                               NOT BEEN COMPLETED




Delaware
Indiana
Kansas
Kentucky
Minnesota
New Jersey
New York
Virginia
Washington, D. C.
Wisconsin


                          Good Standing Qualification

         The Company is presently not in good standing in Texas and Oklahoma, but is in the process of remedying this situation.

                                  SCHEDULE 2.6
                         CHANGE IN ASSETS, LIABILITIES,
                             FINANCIAL CONDITION OR
                        OPERATING RESULTS SINCE 5/31/92




Ordered 4 electrosurgery generators for a total amount of approximately $28,000. These have been invoiced, but have not yet been paid.

Ordered 6 hysteroscope units for a total of approximately $180,000. These have been invoiced, but have not yet been paid.

Increase in equipment financing debt of $25,000 plus accrued interest rolled over into equipment note.

Professional fees associated with financing transactions ($50,000).

                                  SCHEDULE 2.7

                              MATERIAL LIABILITIES
                  (EXCEPTIONS FROM PARAGRAPH 2.7 OF AGREEMENT)


         Office sublease for 5005 LBJ Freeway, Suite 1370, Dallas, Texas

         Employment agreements

         Consulting contracts with Tony Levecchio and Eric Jenkins

         Various HMO and insurance contracts



                              FINANCING AGREEMENTS
                                 APPROXIMATIONS
                        (EXCLUSIVE OF ACCRUED INTEREST)
                              AS OF JULY 10, 1992


    MJ Capital Partners, L.P,                                   250,000
    MJ Capital Corporation                                       50,000*
    HMS Capital Co.                                             134,000**
    Montgomery, Jessup & Co.                                     25,000
    HJM Partners                                                 20,000
    Shareholders Subordinated Debt                              198,792
    Satana Corporation                                          500,000
    Pavillion Bank                                               40,000


         *       Lease Financing
         ** Advance from entity which has master lease on 5005 LBJ Freeway, Suite 1370, Dallas, Texas

                                  SCHEDULE 2.8

                        LISTING OF PROPERTIES AND ASSETS
                         USED IN OPERATION OF BUSINESS
                            BUT NOT OWNED BY COMPANY

            Office leased premises at 5005 LBJ Freeway, Suite 1370, Dallas Texas subleased from HJM, a related party, to lease office space at $2475/mo, 19 mos remaining on least, total obligation $75,000.

            Copy machine, fax machines, telephones, and various office equipment and furniture rented from HJM Partners. Company is billed monthly from HJM for prorated use.

            Employee cars (owned by individual employees; company reimburses at a rate of .27/mile for the first 1500 miles traveled in a month, the remaining mileage being reimbursed at a rate of .13/mile)

            Two (2) mobile laser units including colposcope, smoke evacuator system and other related equipment leased from MJ Capital Corporation ($50,000)

               LISTING OF PROPERTIES AND ASSETS USED IN
            OPERATION OF BUSINESS BUT NOT OWNED BY COMPANY
            SUBJECT TO LIENS, PLEDGED OR OTHER ENCUMBRANCE

            All mobile laser units including colposcopes, smoke evacuation systems, electrosurgical generators financed by:

                     HMS Capital Corporation
                     MJ Capital Partners, L.P.

            All office equipment and furniture subject to liens by MJ Capital Partners, L.P.

            All accounts receivables and company accounts subject to liens by:

                     HMS Capital Corporation (limited to $200,000)
                     Pavillion Bank

            All equipment, accounts receivable and corporate accounts subject to second liens by Satana Corporation

            Miscellaneous purchase money and mechanics liens on laser, electrosurgical generators, hysteroscopy unit purchases or repairs
                     Sharplan
                     Valleylab
                     Medical Dynamics
                     Baylor Biomedical

                                 SCHEDULE 2.10

                              POSSIBLE LITIGATION


                 Dr. Peter Kelly

                 Dr. Peter Kelly's patients' account collections and any related claims which may be related thereto.

                                 SCHEDULE 2.11

                                 KEY EMPLOYEES

         Stephen Bender*                                    Chris Lewis*
         Cynthia Canales                                    Todd Miller*
         Todd Brading*                                      Tony Mitchell*
         Scott Carroll*                                     Kevin O'Brien*
         Kent DeLozier*                                     Tom Panek*
         Lance Everson*                                     John Pircher*
         Jay Farris*                                        Elena Porras
         Matt Gasque*                                       Leslie Roark
         Jim Graham*                                        Mark Rubino*
         Carrie Grizzle                                     Andy Schlehr*
         Kathryn Heffernan                                  Mike Sims*
         Paul Herchman*                                     Cheri Stephens
         Clyde Hutchinson*                                  Bill Stover*
         Andy Touchette*                                    Rod Turbyfill*
         John Twomey*                                       Dan Walsh*
         John Wegforth*

         Board of Directors:                                Management:

         Paul Herchman                                      Paul Herchman
         Tom Montgomery                                     Kevin O'Brien
         Leon Pritzker                                      Jay Farris
         David Kallenberger                                 Bill Stover
         Ed Taylor                                          Cynthia Canales
         Marc Johnson                                       Kathryn Heffernan
         Morris Moreland




         *indicates employee agreements

                                 SCHEDULE 2.12

                              REGISTRATION RIGHTS


               Satana Corporation pursuant to the Satana Warrant

                                 SCHEDULE 2.14

                              REAL PROPERTY LEASES



Sublease from HJM Partners, a related party, to lease office space located at 5005 LBJ Freeway, Suite 1370, Dallas, Texas for $2475/mo., 19 mos. remaining on lease, total obligation $75,000.

Lease storage space from Marsh Lane Storage Center, located at 2771 Oak Tree Drive, Carrollton, Texas for one year, total obligation $500.

                                 SCHEDULE 2.15

                       MATERIAL CONTRACTS AND COMMITMENTS


         Agreement (not written) with SAI for instrument sales

         Consulting agreements with:

                 Tony Levecchio
                 Eric Jenkins
                 Kristal Carringer

         Service contracts as provided for on all laser units with various equipment manufacturers

         Distribution agreements with various equipment manufacturers and sellers

                 Physician contracts
                 HMO contracts
                 PPO contracts
                 Employment Agreements [See Schedule 2.11]
                 Financing Agreements [See Schedule 2.7]

                                 SCHEDULE 2.18

                                   INSURANCE



         The Company does not currently carry the following types of coverage, but may carry such coverage in the future.

         Liability insurance on directors and officers

         Workman's Comp insurance

         It is the policy of the Company not to maintain professional liability (malpractice) insurance. This policy in based upon our conclusions that: (1) we do not qualify for professional liability insurance since we are not providing services to a patient that requires a professional license; (2) because of our independent contractor status to the physicians who use our equipment, we have no vicarious liability in the event of professional malpractice by the physician, his employees or agents; (3) we have an indemnity agreement with all physicians in which they agree to indemnify us for physician negligence or the negligence of physician's agents or employees; (4) we only purchase equipment from companies maintaining product liability insurance and (5) we have a right to common law indemnity from the manufacturer in the event a product defect leads to an injury of any of physician's patients (this common law indemnity being based upon a "pass through product" theory).

                                 SCHEDULE 2.20

                                  USE OF FUNDS


$225,000 pay down of existing debt, trade accounts, and accrued interest

$475,000 working capital reserves, equipment down payments, and general corporate purposes.

$50,000                   Transaction expenses.

                                 SCHEDULE 2.24

                             ADDITIONAL DISCLOSURE


         Potential for a patient to sue Sharplan for faulty equipment, Sharplan being the supplier of the equipment used on this patient.

                   [LASER SUPPORT SERVICES, INC. LETTERHEAD]


July 9, 1992


Mr. Tom Paulino, Head Technician In-House
Sharplan Lasers, Inc.
One Pearl Court
Allendale, NJ  07401

Dear Tom:

As we discussed today, I have sent you a copy of the letter I received by certified mail from Dr. Jacqueline Brown in Houston.

I reported the incident to Doug Mead on June 30, 1992, and he informed me he would call Dr. Brown to determine if an accident occurred and send me a letter stating what action would be taken. I need this from Doug to complete our file.

Please inform me and Dr. Brown as to the outcome of your investigation, and the repair of the malfunctioning foot pedal. Also, please let me know of your follow-up actions with Dr. Brown.

Thank you for your attention to this matter.

Sincerely,


Paul Herchman
President

PH:cs

                  [TOTAL WOMAN HEALTH CARE CENTER LETTERHEAD]


Laser Support Services Incorporated
5005 LBJ Freeway, Suite 1370
Dallas, TX 75244
ATTN:  TODD MILLER
DISTRICT MANAGER

Dear Mr. Miller:

         This letter is to confirm a conversation that I had with Mr. Doug Mead of Sharplan Lasers in which I related the incident surrounding the malfunctioning of unit number 48 in conjunction with treating Lucy Ancira in my office. The patient was being treated for cervical dysplasia and human papilloma virus in the cervical canal. The method of treatment was laser vaporization of the cervix. At the time of the malfunctioning, the cervix had been vaporized with a setting of 15 watts continuous. I completed the vaporization of the cervix to a depth of 5 millimeters and at the last use of the laser, the beam continued to fire after releasing my foot from the foot pedal. The patient began to express a burning sensation in the vaginal area and I immediately grabbed the moistened proctal swab which had been soaked with acetic acid to buffer the beam from the patient. The laser, however, continued to fire and it was obvious that in order to prevent serious injury of the patient, the beam would have to be directed away from the patient. The beam was then removed from the vagina and directed toward the table. At this time a matter of seconds, 10-15 seconds, Mr. Turbyfill was able to disconnect the laser in order to shut off the beam. It was observed, however, that the patient had a very superficial burn of the right inner thigh, an well as a small punctate burn of the left buttock. In addition, the examination table had several holes burned in the table as a result of the laser continuing to fire.

         After assuring and re-examining the patient to make sure that there were no other injuries, the equipment was rechecked and appeared to be in perfect operation. It is a complete mystery as to why the footswitch malfunctioned, however, the machine appeared to be functioning well during the majority of this case, as well as during a previous case in which we used this same instrument. I am writing to request that this incident be further investigated and that the unit be evaluated as well as the technician present during the operation be questioned. This was a very serious malfunction and could have possibly caused irreparable damage to the patient, as well as to other persons present in the room during operation of this equipment. Please inform me of the outcome of your investigation, as well as to the possibility of this malfunction reoccurring. Thank you very much for your cooperation.

Sincerely,

Jacqueline Brown, M.D.

                                 SCHEDULE 2.25

                    LIST OF SEVENTEEN (17) LARGEST CUSTOMERS
                    FOR FIVE MONTH PERIOD ENDED MAY 31, 1992


Dr. Stephen England
Dr. Franklin Polun
Dr. Linda Tucker
Dr. Japzon Rebandel
Dr. R. Sklar
Dr. Richard Kauffman
Dr. Ray Moeller
Dr. Theodore Liebman
Dr. George Ahlering
Dr. Steven Bigg
Dr. Dixie Dooley
Dr. Geoffrey Engel
Dr. Charles Lakin
Dr. Resneder
Dr. Yogendra Shah
Dr. Sherwood
Dr. Paul Benson

                                 SCHEDULE 2.26

                      LIST OF VENDORS WHICH HAVE SUPPLIED
                      TO THE COMPANY EQUIPMENT OR SERVICE
                         VALUED IN EXCESS OF $10,000.00
                  FOR THE FIVE MONTH PERIOD ENDED MAY 3l, 1992


                 Montgomery, Jessup

                 Precision Medical

                 Valleylab

                 Sharplan

                 CLASS

                 Employers Health Insurance

                 Medical Dynamics

                 Baylor Biomedical

                 U.S. Postmaster

                 Epoch Solutions

                 American Airlines

                            ARTICLES OF AMENDMENT TO
                           ARTICLES OF INCORPORATION
                                       OF
                          LASER SUPPORT SERVICES, INC.

                               __________________

         Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act (the "Act"), Laser Support Services, Inc., a corporation organized and existing under the laws of the State of Texas, hereby adopts the following Articles of Amendment to its Articles of Incorporation and

         DOES HEREBY CERTIFY:

         FIRST:  The name of the corporation is Laser Support Services, Inc.

         SECOND: That the shareholders of the corporation have duly adopted effective June 30, 1992, the following amendments amending its Articles of Incorporation as follows:

         RESOLVED, that Article One of the Articles of Incorporation be amended to change the name of the corporation to "Medical Alliance, Inc.," and such Article One as amended, shall read in its entirety as follows:

                                  ARTICLE ONE

         The name of the corporation is MEDICAL ALLIANCE, INC.

         RESOLVED, that Article Four of the Articles of Incorporation of the corporation be amended in its entirety to (i) increase the authorized number of shares of common stock of the corporation to 10,000,000, and to create a new class of stock to be designated "Preferred Stock", (ii) provide the Board of Directors the power to fix the rights of and issue from time to time one or more series of Preferred Stock, (iii) provide the preferences, voting powers, qualifications, special or relative rights of a series of Preferred Stock, the "Series A Convertible Preferred Stock", (iv) decrease the par value of the common stock of the corporation and (v) effect a stock split of all of the common stock of the corporation, including any shares of common stock that may be purchased pursuant to any outstanding options to purchase common stock, in the ratio of 10 to 1, and such Article Four as amended, shall read in its entirety as follows:

                                  ARTICLE FOUR

                 A. The aggregate number of shares that the Corporation shall have authority to issue is 12,000,000 shares. Such shares shall be issued in two classes of stock to be designated "Preferred Stock", which may be issued from time to time in one or more series, and "Common Stock", respectively. The number of shares of Preferred Stock authorized is 2,000,000 shares, having a par value of $.002 per share. The number of shares of Common Stock authorized is 10,000,000 shares, having a par value of $.002 per share.

                 Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of Preferred Stock will be identical except as to the date of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of Preferred Stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law.

                 B. The corporation is authorized to issue 435,000 shares of "Series A Convertible Preferred Stock (the "Series A Stock"). The preferences, voting powers, qualifications, special or relative rights or privileges of the shares of Series A Stock are as follows:

                 1.       Dividends.

                 (a) Each share of Series A Stock will have the right to receive, in preference to the holders of the Common Stock or any other junior stock, cumulative dividends equal to $0.20 per annum. The Board of Directors shall declare such dividends at an appropriate meeting, and such dividends shall be due and payable annually to the holders of the Series A Stock on June 30 of each year beginning June 30, 1993 (each a "Dividend Payment Date"). The dividends payable to the holders of the Series A Stock shall be cumulated so that if on any Dividend Payment Date full dividends upon the outstanding Series A Stock shall not have been paid in accordance with the provisions of this paragraph, then the deficiency shall be declared and paid, or set apart for payment, before any dividends shall be declared and paid, or set apart for payment, upon the Common Stock, or any junior stock.

                          Any dividends not declared or paid to holders of Series A Stock when due, because the corporation lacks the legal surplus and the use of corporate funds for payment of the dividend would result in liability of directors or officers of the corporation, or because the use of the corporate funds for payment of such dividends is otherwise prohibited by law, shall remain payable until such time that the corporation shall have the legal surplus to pay such dividends.
         At the time the corporation shall have such legal surplus, the dividends shall become immediately due and payable.

                 (b) The corporation shall not declare or pay any dividend on shares of Common Stock before June 30, 1994. On or after June 30, 1994, the corporation may (if the corporation has paid all dividends due to holders of Series A Stock pursuant to paragraph (a) of this
         Section 1) declare and pay dividends on the shares of Common Stock; such dividends, however, shall not on a per share basis, except as provided in this paragraph (b), exceed the per share dividends accrued and paid to the Series A Stock (calculated on a per share Common Stock equivalent basis) after such date; and holders of shares of Series A Stock shall not be entitled to such dividend payable on shares of Common Stock upon conversion of such shares of Series A Stock if the equivalent dividend has already been paid on the shares of Series A Stock. Any dividend declared and paid by the corporation in excess of the dividend described in the preceding sentence shall be paid in equal amounts on each share of Common Stock and Series A Stock (on a per share Common Stock equivalent basis).

                 2.       Liquidation, Dissolution or Winding Up.

                 (a) If any liquidation, dissolution or winding up of the corporation occurs (a "Liquidation"), whether voluntary or involuntary, the holder of each share of Series A Stock outstanding will be entitled to be paid out of the assets of the corporation available for distribution to shareholders an amount equal to $2.00 per share of Series A Stock, plus any accrued but unpaid dividends (whether declared or not) on such share (the "Preferential Distribution") before any payment may be made to the holders of any class of stock ranking junior to the Series A Stock on liquidation. If the assets to be distributed to the holders of the Series A Stock under the previous sentence are insufficient to permit payment of the full Preferential Distribution, then all of the assets of the corporation available for distribution to the shareholders of the corporation will be distributed to such holders pro rata, based upon the ratio that the number of shares of Series A Stock held by such holder bears to the total number of shares of Series A Stock then outstanding. After the Preferential Distribution has been made to such holders, or funds necessary for such payment have been set aside by the corporation in trust for payment to such holders, any assets remaining for distribution will be distributed to the holders of the Common Stock or other stock junior to the Series A Stock.

                 (b) If assets other than cash are to be distributed to the holders of the Series A Stock, the Board of Directors will first determine the value of any non-cash assets for such purpose, and will notify all holders of shares of Series A Stock of its determination. The value of such assets for purposes of the distribution will be determined by the Board of Directors in good faith, unless the holders of a majority of the outstanding shares of Series A Stock object in writing to the corporation within 15 days after the date of such notice. If an objection occurs within such period, the valuation of assets for purposes of distribution will be determined by appraisal in which (i) the objecting, shareholders name in their notice one appraiser, (ii) the Board of Directors by a majority vote names a second appraiser within 15 days from the receipt of such notice, (iii) the two appraisers then select a mutually acceptable third appraiser, and (iv) the three appraisers determine the valuation of such assets by majority vote, or if no majority concurs, then the appraisal which is neither the highest nor lowest will be binding. If the valuation as determined by the Board of Directors is not less than ninety-five percent (95%) of valuation as determined by the appraisers as indicated above, the holders of the Series A Stock will pay the costs of the appraisers, and otherwise, the corporation will bear the costs of the appraisal.

                 (c) A consolidation or merger of the corporation (except as explained below) or a sale of all or substantially all of the assets of the corporation will be regarded as a Liquidation within the meaning of this Section 2, although each holder of Series A Stock will have the right to elect treatment under Section 4(i) in lieu of receiving payment in Liquidation under this Section 2. A sale of substantially all of the assets of the corporation will mean the sale or other disposition of more than a majority of the value of such assets, based upon the fair market value of such assets.

                 3.       Voting Power.

                 (a) Unless otherwise stated or as required by law, the holder of each share of Series A Stock will be entitled to vote on all matters with the Common Stock as a single class, and not as a separate class or series. Each share of Series A Stock will entitle the holder to the number of votes per share equal to the full number of shares of Common Stock into which each share of Series A Stock is convertible on the record date for such vote. The holders of the Series A Stock shall receive notice of and shall be entitled to attend in person or by proxy any meeting of shareholders.

                 (b)      (i)     Until the earlier of: (A) a Qualified Public
                 Offering (as defined in Section 4(b)(i) below); or (B) less than 50,000 shares of Series A Stock are outstanding, the holders of the Series A Stock shall be entitled, voting as a single class, to elect one director of the corporation.

                          (ii)    (A)      If the corporation has not (I)
                 completed a Qualified Public Offering, or (II) provided the holders of Series A Stock with an opportunity to sell the Series A Stock in a bona fide transaction which would result in the per share proceeds as provided in Section 6.8(g) of the Series A Convertible Preferred Stock Purchase Agreement dated as of July 10, 1992 (the "Preferred Stock Purchase Agreement"), or (III) repurchased the Series A Stock pursuant to the terms of Section 9 of the Preferred Stock Purchase Agreement (or attempted to repurchase the Series A Stock and the holder of such shares did not accept such offer pursuant to Section 9), then the holders of the Series A Stock, if any, on and after July 15, 1998, shall be entitled to elect a majority of the members of the Board of Directors. If and when the rights of the holders of Series A Stock pursuant to this paragraph become operative, the authorized number of members of the Board of Directors of the corporation shall automatically be increased to the extent necessary to establish the number of members of the Board of Directors at a number that would permit the holders of Series A Stock to elect a majority. Whenever such right of the holders of the Series A Stock shall become operative, such right shall be exercised initially either at a special meeting of the holders of the Series A Stock called for that purpose or at any annual meeting of shareholders held for the purpose of electing directors, and thereafter at all annual meetings until such right terminates.

                                  (B)      At any time at which the voting
                 rights of the holders of the Series A Stock provided above in paragraph (A) shall have become operative and not have been exercised, the holders of the Series A Stock may designate the additional members of the Board of Directors by a written consent of a majority of such holders.

                                  (C) Upon termination of the right of the holders of the Series A Stock to vote for directors provided in paragraph (A) (due to the fact that there are no shares of Series A Stock then outstanding), the term of office of any director then in office elected by the Series A Stock pursuant to paragraph (A) shall terminate immediately and the authorized number of members of the Board of Directors shall automatically be decreased to such number existing prior to the increase described in paragraph (A) above. If the office of any director elected by the holders of the Series A Stock pursuant to paragraph (A) becomes vacant by reason of death, resignation, retirement, disqualification, removal from office or otherwise, then the procedure provided for in the immediately preceding paragraph shall be used to fill the vacancy.

                                  (D)      The Bylaws of the corporation shall
                 automatically be deemed amended from time to time to provide for the increase in the maximum authorized number of members of the Board of Directors and for the election procedure as provided by hereof.

                          (iii) In electing the directors to be elected by the holders of the Series A Stock, each holder of such stock shall have one vote for each share thereof held. Any director elected by the holders of the Series A Stock pursuant to the provisions of this paragraph (b) of Section 3 may be removed at any time, with or without cause, only by the affirmative vote of the holders of a majority of the shares of Series A Stock then issued and outstanding. If any vacancies occur in the Board of Directors of the corporation by reason of the death, resignation, retirement, disqualification or removal from office or otherwise of any director elected by the holders of the Series A Stock pursuant to this paragraph

                 (b), then the holders of the Series A Stock shall elect a successor and the director so chosen shall hold office until the next annual election of directors and until his successor shall have been duly elected and qualified, unless sooner displaced.

                 (c) In addition to the voting rights granted in paragraphs (a) and (b) of this Section 3, as long as at least 50,000 shares of Series A Stock are outstanding, the holders of the Series A Stock will be entitled to vote as a class separately from all other classes of stock of the corporation, and an affirmative vote of the holders of a majority of the shares of the Series A Stock then outstanding will be required for shareholder approval, on the following matters:

                          (i) Authorizing or issuing any additional shares of Series A Stock, or other equity security that is senior to the Series A Stock as to liquidation preferences, redemption preferences, dividend rights or voting rights, or that is on parity with the Series A Stock as to dividend rights or voting rights (that have been specifically provided to (A) holders of Series A Stock in these Articles of Incorporation, (B) Investors pursuant to the terms of the Preferred Stock Purchase Agreement or (C) Mapleleaf pursuant to the terms of the Amended and Restated Stock Buy and Sell Agreement dated as of July 10, 1992), provided, however, that similar voting rights may be granted to other holders of equity securities so long as such rights do not interfere with or change the aforementioned voting rights; or authorize or create any shares of any other class or series or any warrants, bonds, debentures, notes or other obligations convertible into or exchangeable for, or having rights to purchase any shares of the corporation having any such preference;

                          (ii) Reclassifying the shares of Common Stock, or any other shares of stock hereafter created which are junior to the Series A Stock, into shares of Series A Stock or into shares having preference or priority senior to the Series A Stock, or on parity with the Series A Stock as to dividend rights or voting rights (except to the extent provided in (i) above);

                          (iii) Amending or repealing any provision of these Articles of Incorporation if such action would adversely change the designations, relative rights and preferences of the Series A Stock under these Articles of Incorporation; or

                          (iv) Authorizing any merger or consolidation of the corporation with or into any other corporation or entity, authorize the sale of substantially all of the assets of the corporation (as such term is defined in Section 2, above) except a Qualified Sale, or authorize any other type of voluntary Liquidation, except in a transaction with a wholly-owned subsidiary of the corporation in which the Series A Stock survives with the same rights and privileges as are currently existing.

                 4. Conversion. The holders of the Series A Stock will have the following conversion rights:

                 (a) Any shares of the Series A Stock may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock issuable upon conversion will be the product obtained by multiplying the Applicable Conversion Rate (as determined under Section 4(d), below) by the number of shares of Series A Stock being converted.

                 (b)      (i)     Each share of Series A Stock outstanding will
                 automatically be converted into Common Stock (based upon the Applicable Conversion Rate in effect at that time) simultaneously with the closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock with an aggregate selling price (before deducting underwriting discounts and commissions) of at least $10.0 million at a per share price of at least $7.00 (subject to adjustment for intervening stock splits, stock dividends and the like) (a "Qualified Public Offering").

                          (ii)    If the public offering specified in Section
                 (4)(b)(i) occurs, the outstanding shares of Series A Stock will be converted automatically without any further action by the holders of such shares, whether or not the certificates representing such shares are surrendered to the corporation or its transfer agent. The corporation will not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing the Series A Stock are either delivered to the corporation or any transfer agent, or the holder notifies the corporation or any transfer agent that such certificates have been lost, stolen or destroyed, and executes an agreement satisfactory to the corporation to indemnify the corporation from any loss incurred by it in connection with such issuance.

                 (c) Upon the conversion of the Series A Stock pursuant to either Section 4(a) or 4(b), any accrued but unpaid dividends (whether declared or not) shall be immediately due and payable by the corporation. Any amount of dividends unpaid by the corporation on the date of such conversion shall thereafter bear interest at NationsBank's base rate (or other rate comparable to the prime rate), adjusted on the first day of each calendar quarter, until fully paid.

                 (d) The conversion rate in effect at any time (the "Applicable Conversion Rate") will equal the quotient obtained by dividing $2.00 by the Applicable Conversion Value, calculated as provided below.

                 (e) The Applicable Conversion Value in effect initially will be $2.00.

                 (f) After July 10, 1992, in each of the events specified in this Section 4(f), the Applicable Conversion Value will simultaneously be adjusted by dividing the Applicable Conversion Value then in effect by a fraction, the numerator of which will be the number of shares of Common Stock outstanding immediately after the specified event, and the denominator of which will be the number of shares of Common Stock outstanding immediately prior to the specified event, and the quotient so obtained will then be the Applicable Conversion Value: (i) issuing additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) subdividing outstanding shares of Common Stock into a greater number of shares of the Common Stock, or (iii) combining outstanding shares of the Common Stock into a smaller number of shares of the Common Stock.

                 (g) If the corporation at any time while there are any shares of Series A Stock outstanding issues any shares of Common Stock or securities convertible into Common Stock ("Additional Common Shares") other than adjusted under Section 4(f) or as permitted below, at a price per share less than the Applicable Conversion Value in effect immediately prior to such issuance, then (i), if the issuances occur on or before December 31, 1993, the Applicable Conversion Value will be reduced to the issuance price of the Additional Common Shares and (ii), if the issuance occurs after December 31, 1993, the Applicable Conversion Value will be reduced to an amount determined by multiplying the Applicable Conversion Value by a fraction (a) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (2) the number of shares of Common Stock. that the aggregate consideration received by the corporation for the total number of Additional Common Shares so issued would purchase at such Applicable Conversion Value and (b) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue or sale plus the number of such Additional Common Shares so issued. The issuance of Additional Common Shares for consideration above the then Applicable Conversion Value will not increase the Applicable Conversion Value.

                 The following will not be considered issuances of Additional Common Shares:

                          (i) the issuance of Common Stock upon conversion of Series A Stock or as a dividend or distribution on the Series A Stock;

                          (ii) the corporation's issuance of up to an aggregate of (a) 150,000 shares of Common Stock or options to purchase Common Stock, on or before December 31, 1993, or (b) up to an aggregate of twelve percent (12%) of the Common Stock (including options to purchase Common Stock) on a then fully diluted basis, at any time after December 31, 1993 (including shares issuable under options outstanding on the date hereof and those shares under (g)(ii)(a)), to employees or consultants of the corporation upon the exercise of rights under an employee stock purchase or option plan or other contracts or arrangements approved by the Board of Directors of the corporation (the "Option Shares"). The 150,000 shares of Common Stock described in this paragraph will be subject to appropriate adjustment for any unissued shares if any event specified in Section 4(f) occurs, and any such increases will not be considered to be Additional Common Shares;

                          (iii) the issuance of Common Stock upon the exercise of options and warrants of the corporation outstanding as of July 10, 1992;

                          (iv) the issuance of Common Stock for which an appropriate adjustment has already been made under Section 4(f); and

                          (v) the issuance of Series A Stock upon the exercise of the Investors Warrants (as hereinafter defined).

                 The holders of a majority of the shares outstanding of Series A Stock may also determine that other issuances of Common Stock will not be considered as the issuance of Additional Common Shares.

                 If any part of the consideration received by the corporation for the issuance of Common Stock consists of property other than cash, such consideration will have the same value as recorded on the books of the corporation for the receipt of such property, as long as such value was determined reasonably and in good faith by the Board of Directors and appropriate notice and opportunity for objection (comparable to the notice and objection procedure outlined in Section 2(b)) is provided to the holders of the shares of Series A Stock.

                 For the purpose of this Section 4(g), the issuance of any warrants (except the Warrants to purchase up to 60,000 shares of Series A Stock dated July 10, 1992 issued to certain Holders (as that term is defined in the Warrants) (the "Investors Warrants")), options (except the options exercisable into Option Shares) or other subscription or purchase rights for shares of Common Stock and the issuance of any securities convertible into shares of Common Stock (or the issuance of any warrants, options or any rights with respect to such convertible securities) (except for the issuance of Series A Stock upon exercise, in whole or in part, of the Investors Warrants) will be considered an issuance of Common Stock at such time if the Net Consideration Per Share that may be received by the corporation for such Common Stock (as hereinafter determined) is less than the Applicable Conversion Value at the time of such issuance and, except as otherwise provided, an adjustment in the Applicable Conversion Value will be made as provided in this Section 4(g) as if such Common Stock were issued at such Net Consideration Per Share. No adjustment of the Applicable Conversion Value shall be made under this Section 4(g) upon the issuance of any additional shares of Common Stock that are issued on the exercise of any warrants, options or other subscription or purchase rights or on the exercise of any conversion or exchange rights in any convertible securities if an adjustment previously has been made on the issuance of such warrants, options or other rights. Any adjustment of the Applicable Conversion Value with respect to this paragraph will be disregarded if the rights to acquire shares of Common Stock upon exercise or conversion of the warrants, options, rights or convertible securities giving rise to such adjustment expire or are canceled without having been exercised (to the extent of the number of shares covered by those rights expired or canceled), so that the Applicable Conversion Value effective immediately upon such cancellation or expiration will be equal to the Applicable Conversion Value in effect immediately prior to the time of the issuance of the expired or canceled warrants, options, rights or convertible securities, with such additional adjustments as would have been made to that Applicable Conversion Value had the expired or canceled warrants, options, rights or convertible securities not been issued. If the terms of any warrants, options, other subscription or purchase rights or convertible securities previously issued by the corporation are changed to change the Net Consideration Per Share payable or the number of shares of Common Stock issuable thereunder, the Applicable Conversion Value will be recomputed as of the date of the change to give effect to such change. For purposes of this paragraph, the Net Consideration Per Share that may be received by the corporation will mean the total amount of consideration, if any, received by the corporation for the issuance of such warrants, options, rights of convertible securities, plus the minimum amount of consideration, if any, payable to the corporation upon exercise or conversion, divided by the aggregate number of shares of Common Stock that would be issued if all such warrants, options, subscriptions, or other purchase rights or convertible securities were exercised or converted at such Net Consideration Per Share.

                 (h) If the Common Stock issuable upon the conversion of the Series A Stock is changed into the same or different number of shares of any class or classes of stock (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Section 4), then the holder of each share of Series A Stock will have the right to convert such share into the shares of stock and other property receivable by holders of the number of shares of Common Stock into which such shares of Series A Stock might have been converted immediately prior to such reclassification or change.

                 (i) If at any time a capital reorganization (other than a subdivision, combination, reclassification or exchange of shares provided for in Section 4(h)), a merger or consolidation involving the corporation, or the sale of all or substantially all of the corporation's properties and assets to any other person occurs, then the holders of the Series A Stock will have the right to receive upon conversion of the Series A Stock the number of shares of stock or other property of the corporation (or of the successor corporation) which a holder of Common Stock would have the right to receive on such event. In that event, each holder of Series A Stock will have the option of electing treatment under either this Section 4(i) or Section 2(c), above, notice of which election must be submitted by the holder in writing to the corporation at its principal offices no later than fifteen (15) days after the date of the corporation's notice of such event, which will notify the holder of such alternative. If the corporation is the surviving entity in a capital reorganization or merger, or if the shareholders of the corporation hold a majority of the outstanding capital stock of the surviving corporation following such consolidation or merger, then the holders of the Series A Stock shall have the right to continue as holders of Series A Stock having rights and preferences as nearly comparable to those rights held prior to the reorganization or merger as practicable.

                 (j) If an adjustment of the Applicable Conversion Rate occurs, the corporation will furnish each holder of Series A Stock with a certificate, prepared by the chief financial officer of the corporation, showing such adjustment and explaining the facts upon which such adjustment is based. No adjustment will be made for amounts less than one cent per share, although any adjustment not made due to this sentence will be taken into account on any subsequent adjustment.

                 (k) To exercise the conversion privilege, a holder of Series A Stock must surrender the certificate or certificates representing the shares being converted to the corporation at its principal office along with written notice requesting conversion. The certificate or certificates for shares of Series A Stock surrendered must be accompanied by proper assignment to the corporation or in blank. The date when both such written notice and certificate(s) are received by the corporation (or the date of an automatic conversion, as discussed below) will be the "Conversion Date." As promptly as practicable after the Conversion Date, the corporation will issue and deliver to the holder of the shares of Series A Stock being converted, a certificate or certificates for the number of full shares of Common Stock issuable upon the conversion of Series A Stock. In the case of an optional conversion by a holder, such conversion will be effective immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of Series A Stock will cease, and such holder will become the record holder of Common Stock. In the case of an automatic conversion pursuant to Section 4(b)(i) above, such conversion shall be deemed to have been made immediately upon the consummation of such event and at such time the rights of the holder as holder of Series A Stock will cease, and such holder will become the record holder of Common Stock.

                 (l) No fractional shares of Common Stock or scrip representing fractional shares will be issued upon conversion of Series A Stock. Instead of any fractional shares of Common Stock, the corporation will pay to the holder of the shares of Series A Stock which were converted a cash adjustment for such fraction equal to the equivalent market price for such fractional share (as determined in a manner prescribed by the Board of Directors) at the close of business on the Conversion Date.

                 (m) If some but not all of the shares of Series A Stock represented by a certificate surrendered by a holder are converted, the corporation will deliver to the holder a new certificate representing the number of shares of Series A Stock that were not converted.

                 (n) The corporation will at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number as are sufficient to permit the conversion of all outstanding shares of the Series A Stock, and if the number of authorized but unissued shares of Common Stock will not be sufficient to permit the conversion of all then outstanding shares of the Series A Stock, the corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to the required number of shares.

                 5. No Reissuance of Series A Stock. No share or shares of the Series A Stock acquired by the corporation may be reissued as shares of Series A Stock.

                 6. Notices of Record Date. Unless a longer period of notice is required under applicable statute, if (a) the corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution, or (b) any capital reorganization of the corporation, any reclassification or recapitalization of the capital stock of the corporation, any merger or consolidation of the corporation, and any transfer of all or substantially all of the assets of the corporation to any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the corporation occurs, the corporation will mail to each holder of Series A Stock at least twenty
         (20) days prior to the record date a notice specifying (i) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (ii) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and/or (iii) the time, if any, when the holders of record of Common Stock (or other securities) will be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

         FURTHER RESOLVED, that Article Six of the Articles of Incorporation of the corporation be amended in its entirety to provide for the limitation of preemptive rights held by the corporation's shareholders, and the full text of the new Article Six is as follows:

                                  ARTICLE SIX

                 No shareholder of this corporation shall, by reason of his holding shares of any class of stock of this corporation, have any preemptive or preferential right to purchase or subscribe for any shares of any class of stock of this corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend or voting rights of any such shareholder, other than such rights, if any, as the Board of Directors, at its discretion, from time to time may grant, and at such price as the Board of Directors at its discretion may fix; and the Board of Directors may issue shares of any class of stock of this corporation or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase shares of any class without offering any such shares of any class or such notes, debentures, bonds or other securities either in whole or in part to the existing shareholders of any class. This provision shall not impair contractual rights granted by the Board of Directors of the corporation.

         FURTHER RESOLVED, that Article Ten of the Articles of Incorporation be amended in its entirety to provide for the full protection from liability of the Directors for taking certain action on behalf of the corporation, as permitted by Article 1302-7.06 of the Texas Miscellaneous Corporation Laws Act, as amended, and the full text of the new Article Ten is as follows:

                                  ARTICLE TEN

                 Pursuant to Article 1302-7.06, Texas Miscellaneous Corporation Laws Act, as amended, no member of the Board of Directors of the corporation shall be liable, personally or otherwise, in any way to the corporation or its shareholders for monetary damages caused in any way by an act or omission occurring in the director's capacity as a director of the corporation, except as otherwise expressly provided by
         Article 1302-7.06B, as amended.

         FURTHER RESOLVED, that the Articles of Incorporation be amended by adding a new Article Twelve to provide indemnification of, advancement of expenses to, and maintenance of insurance for, certain persons as permitted by
Article 2.02-1 of the Act, and the full text of the new Article Twelve is as follows:

                                 ARTICLE TWELVE

                 The Board of Directors of the corporation, in its sole discretion, shall have the power, on behalf of the corporation, to indemnify persons for whom indemnification is permitted by Article 2.02-1 of the Texas Business Corporation Act (the "Act"), as amended, to the fullest extent permissible under Article 2.02-1 of the Act, as amended, and may purchase such liability indemnification and/or other similar insurance as the Board of Directors from time to time shall deem necessary or appropriate, in its sole discretion.

                 The corporation may purchase and maintain liability, indemnification and/or other similar insurance on behalf of itself, and/or for any person who is or was a director, officer, employee or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise, against any liability asserted against and/or incurred by the corporation or person serving in such a capacity or arising out of his/her/its status as such a person or entity, whether or not the corporation would otherwise have the power to indemnify such person against that liability.

                 The power to indemnify and/or obtain insurance provided in this Article Twelve shall be cumulative of any other power of the Board of Directors and/or any rights to which such a person or entity may be entitled by law, the Articles of Incorporation and/or Bylaws of the corporation, contract, other agreement, vote or otherwise.

         AND FURTHER RESOLVED, that the Articles of Incorporation be amended by adding a new Article Thirteen to provide that action that is required by the Act to be taken at an annual or special meeting of the shareholders may be taken without such meeting, and the full text of the new Article Thirteen is as follows:

                                ARTICLE THIRTEEN

                 Any action required by the Act to be taken at any annual or special meeting of the shareholders of the corporation, and/or any action that may be taken at any annual or special meeting of the shareholders of the corporation, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted. Such action shall be taken in accordance with the provisions of Article 9.10.A of the Act, as amended.

         THIRD: The number of shares of the corporation outstanding at the time of such adoption was 113,634 shares of Common Stock. The number of shares of Common Stock entitled to vote thereon was 113,634.

         FOURTH: The holders of all of the shares outstanding and entitled to vote on said amendment have signed a written consent pursuant to Article 9. 10 adopting said amendment and any written notice required by Article 9.10 has been given.

         FIFTH: That the aforesaid amendment does not in any way effect an exchange, reclassification or cancellation of the authorized, issued or outstanding shares of the corporation.

         SIXTH: This amendment effects a decrease in the par value of the Common Stock to $.002 per share and effects a stock split of the Common Stock in the ratio of 10 to 1. Consequently, the stated capital of the corporation will not be changed under or by reason of such amendment.

         IN WITNESS WHEREOF, Laser Support Services, Inc. has caused these Articles of Amendment to be signed by its President this 10th day of July, 1992.

                                        LASER SUPPORT SERVICES, INC.


                                        BY:
                                           -------------------------------
                                           Paul Herchman, President